Exhibit 22

List of Subsidiary Guarantors

As of March 31, 2020, the subsidiaries of Tempur Sealy International, Inc. (the "Company") listed below have fully and unconditionally guaranteed the Company’s (i) 5.625% senior notes due 2023 and (ii) 5.500% senior notes due 2026, in each case issued only by the Company.

Guarantor	State of Incorporation
Tempur World, LLC	Delaware
Tempur Franchising US, LLC	Delaware
Tempur-Pedic Technologies, Inc.	Delaware
Tempur-Pedic North America, LLC	Delaware
Tempur Production USA, LLC	Virginia
Tempur Retail Stores, LLC	Delaware
Tempur Sealy International Distribution, LLC	Delaware
Sealy Mattress Company	Ohio
Sealy Mattress Corporation	Delaware
The Ohio Mattress Company Licensing and Components Group	Delaware
Sealy, Inc.	Ohio
Sealy Ecommerce, LLC f/k/a Cocoon International Sales, LLC	Delaware
Sealy Mattress Company of Puerto Rico	Ohio
Sealy Mattress Manufacturing Company, LLC	Delaware
Sealy Technology LLC	North Carolina
Sealy US Sales, LLC	Delaware
Burlington Mattress Co. LLC	Delaware
Comfort Revolution, LLC	Delaware
Sleep Outfitters USA, LLC	Delaware
Tempur Holding, LLC	Delaware
Tempur Sherwood, LLC	Delaware
Sherwood Southeast, LLC	Florida
Sherwood Southwest, LLC	Florida
Sherwood Midwest, LLC	Florida
Sherwood West, LLC	Delaware